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                                                                     Exhibit 2-1


                          Agreement and Plan of Merger

     AGREEMENT AND PLAN OF MERGER, dated as of August 15, 2003 (the "Agreement"), among Irvine Pacific Corporation, a Colorado corporation, ("IPC"), IPC MERGER SUB, INC., a California corporation and wholly owned subsidiary of IPC ("Merger Sub"), Kanona Moeai, Jr. ("Shareholder") and HOLLYWOOD PREVIEWS, INC., a California corporation (the "Company"). IPC, Shareholder, Merger Sub and the Company are collectively referred to herein as the "Parties." IPC, Shareholder and Merger Sub are sometimes referred to herein collectively as the "IPC Parties."

                                    RECITALS:

     WHEREAS, the respective boards of directors of each of IPC, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Shareholder is the beneficial owner of a majority of the outstanding shares of IPC and will benefit from the transaction contemplated herein;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

     "Acquisition" means the acquisition by a Person of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

     "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and
(iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed.
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     "Code" means the United States Internal Revenue Code of 1986, as amended.
"Collateral Documents" mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

     "Commission" means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

     "Commissioner" means the Commissioner of Corporations of the State of California.

     "Company Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Company Business and in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Company, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents.

     "Company Business" means the developing, marketing and sale of video magazines and other interactive digital media.

     "Company Common Stock" means the common shares of the Company. "Company Shareholders" means, as of any particular date, the holders of Company Common Stock on that date.

     "Encumbrance" means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "IPC Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the IPC Business and in which IPC or any of its Subsidiaries has any right, title or interest or in which IPC or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of IPC or any of its Subsidiaries. "IPC Business" means the business conducted by IPC and its Subsidiaries. "IPC Common Stock" means the common shares of IPC.

     "IPC Securities Filings" means IPC's Registration Statement on Form 10-SB and its quarterly reports on Form 10-QSB, and all other reports filed and to be filed with the Commission prior to the Effective Time.

     "Legal Requirement" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

     "Losses" shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys', accountants' investment bankers' and expert witness' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Material Adverse Effect" means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Merger, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party's business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

     "Merger Shares" means the shares of IPC Common Stock deliverable by IPC in exchange for Company Common Stock pursuant to Section 2.6. "Permit" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

     "Permitted Liens" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set-off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers' compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by the Company or IPC, as the case may be, in the ordinary course and not interfering in any material respect with the ordinary course of the business of the Company or IPC, as the case may be; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

     "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

     "Proposed Acquisition" means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company Business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

     "Regulatory Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     "Representative" means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

    "Tax" means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. "Treasury Regulations" means regulations promulgated by the U.S. Treasury Department under the Code.

    1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

Term...............................................................    Schedule

"Agreement"........................................................    Preamble
"Certificate of Merger" ...........................................         2.5
"CCC"..............................................................         2.1
"Closing"..........................................................         2.8
"Closing Date".....................................................         2.8
"Company Common Stock" ............................................       2.6(d)
"Company Certificates".............................................       2.7(a)
"Company Financial Statements" ....................................         3.8
"Company Intellectual Property Rights" ............................         3.6
"Conversion" ......................................................   2.6(a)(ii)
"Current Market Price".............................................       2.6(d)
"Dissenting Shares"................................................         2.8
"Effective Time"...................................................         2.5
"Excluded Shares"..................................................       2.6(a)
"IPC Parties"......................................................     Preamble
"Material Company Contract" .......................................         3.4
"Material IPC Contract"............................................         4.4
"Merger" ..........................................................         2.1
"Options"..........................................................       3.2(b)
"Parties"..........................................................     Preamble
"Preferred Stock" .................................................       3.2(a)
"Shareholder Meeting"..............................................         5.4
"Surviving Corporation"............................................         2.1

                                   ARTICLE II
                                   THE MERGER

     2.1 Merger; Surviving Corporation. In accordance with and subject to the provisions of this Agreement and the California Corporations Code ("CCC"), at the Effective Time, the Merger Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California. At the Effective Time, the separate existence of the Merger Sub shall cease. All properties, franchises and rights belonging to the Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

     2.2 Articles of Incorporation. The Company's articles of incorporation, as in effect at the Effective Time, shall continue in full force and effect as the articles of incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

     2.3 By-Laws. The Company's by-laws, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

     2.4 Directors and Officers. The directors of the Company prior to the Effective Time shall be the directors of the Surviving Corporation. The members of the board of directors of the Surviving Corporation shall serve thereafter in accordance with the articles of incorporation and by-laws of the Surviving Corporation and the CCC. The officers of the Company prior to the Effective Time shall continue to serve as officers of the Surviving Corporation in accordance with the articles of incorporation and by-laws of the Surviving Corporation and the CCC.

     2.5 Effective Time. The Merger shall become effective at the time and date that the agreement of merger with an officers' certificate of each of the Merger Sub and the Company (the "Certificate of Merger"), in form and substance acceptable to the Parties, is accepted for filing by the Secretary of State of the State of California in accordance with the provisions of Section 1103 of the CCC. The Certificate of Merger shall be executed by the

Merger Sub and the Company and delivered to the Secretary of State of the State of California for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the "Effective Time."

    2.6 Merger Shares; Conversion and Cancellation of Securities.

           (a) Conversion of Company Common Stock. At the Effective Time, all shares of Company Common Stock outstanding immediately before the Effective Time, other than shares described in Section 2.6(b) and other than Dissenting Shares, collectively, the "Excluded Shares", shall be converted, by virtue of the Merger, into 55,494,571 shares of IPC Common Stock (the "Merger Shares") so, that the holders of Company Common Stock will own 97% of IPC's issued and outstanding capital stock on a fully diluted basis as of the Effective Date after giving effect to the Merger, and the note conversion referred to below, subject to the following:

                (i) the allocation of the Merger Shares among the Company Shareholders excluding the holders of Dissenting Shares shall be as set forth on
Exhibit 2.6 to be delivered to IPC at least one business day prior to the Closing;
                (ii) the conversion (the "Conversion") by the Company's noteholders immediately prior to the Closing of all outstanding notes owed by the Company into 1,689,500 shares of common stock;

                (iii) The cancellation (the "Cancellation") by the Company immediately prior to the Closing of 11,000,000 shares of IPC Common Stock;

                (iv) the conversion or cancellation prior to the Closing of all outstanding shares of Preferred Stock of the Company; and (i)If between the date of this Agreement and the Closing Date, IPC shall declare a stock split or declare a dividend on IPC Common Stock payable in IPC Common Stock (or set a record date with respect thereto), the number of Merger Shares determined above shall be adjusted to reflect fully the appropriate effect of any such subdivision, combination or dividend.

     At the Effective Time, all Company Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to the Merger Shares and any distribution or dividend pursuant to Section 2.6(e).

           (b) Treasury Shares, Etc. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, held by IPC or any Subsidiary of IPC or of the Company immediately before the Effective Time shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

           (c) Fractional Shares. No certificates or scrip evidencing fractional shares of IPC Common Stock shall be issued in exchange for Company Common Stock. All fractional shares amounts shall be rounded up to the nearest whole share. Surrender of Company Certificates.

           (d) Exchange Procedures. Promptly after the Effective Time, IPC or its appointed designee shall mail to each holder of a certificate or certificates of Company Common Stock ("Company Certificates") whose shares are converted into the right to receive the Merger Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass to IPC, only upon delivery of the Company Certificates to IPC and which shall be in such form and have such other provisions as IPC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Shares and any dividends or other distributions pursuant to Section 2.6(e). Upon surrender of Company Certificates for cancellation to IPC, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Certificates shall be entitled to receive the Merger Shares in exchange therefor and any dividends or distributions payable pursuant to Section 2.6(e), and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.8, to evidence the ownership of the number of full shares of IPC Common Stock into which such shares of the Company Common Stock shall have been so converted and any dividends or distributions payable pursuant to Section 2.6(e). Notwithstanding the foregoing, if any Company Certificate is lost, stolen, destroyed or mutilated, such holder shall provide evidence reasonably satisfactory to IPC as to such loss, theft, destruction or mutilation and an affidavit in form and substance satisfactory to IPC, and, thereupon, such holder shall be entitled to receive the Merger Shares in exchange therefor and any dividends or distributions payable pursuant to Section 2.6(e), and the Company Certificates so surrendered shall forthwith be canceled.

           (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to IPC Common Stock with a record date after the Effective Time, will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of IPC Common Stock represented thereby until the holders of record of such Company Certificates shall surrender such Company Certificates or, in the case of any Company Certificate which is lost, stolen, destroyed or mutilated, an affidavit in form and substance satisfactory to IPC. Subject to applicable law, following surrender of any such Company Certificates or delivery of such affidavit, IPC shall deliver to the record holders thereof, without interest, the Merger Shares hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of IPC Common Stock.

          (f) Transfers of Ownership. If certificates for shares of IPC Common Stock are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to IPC or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of IPC Preferred Stock in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of IPC or any agent designated by it that such tax has been paid or is not payable.

           (g) Required Withholding. In connection with any payment to any holder or former holder of the Company Common Stock, each of IPC and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable laws. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

           (h) No Liability. Notwithstanding anything to the contrary in this
Section 0, neither IPC, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate shall not have been surrendered prior to the date immediately prior to the date on which such property would otherwise escheat to or become the property of any Governmental or Regulatory Authority, any such property, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

           (i) Termination. Any holders of the Company Certificates who have not complied with this ARTICLE II shall look only to IPC or the Surviving Corporation for, and IPC and the Surviving Corporation shall remain liable for, payment of their claim for Merger Shares and any dividends or distributions with respect to IPC Common Stock, without interest thereon.

     2.7 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

     2.8 Dissenting Shares. Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with Chapter 1300 of the California General Corporation Laws, (the "Dissenting Shares"), will not be converted into the right to receive the Merger Shares, and holders of such shares of Company Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Chapter 1300 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the California General Corporation Laws. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Shares, without any interest thereon. The Company will give IPC prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock. Prior to the Effective Time, the Company will not, except with the prior written consent of IPC make any payment with respect to, or settle or offer to settle, any such demands.

     2.9 Restriction on Transfer. The Merger Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Merger Shares or any available exemption from registration under the Act, the Merger Shares must be held indefinitely. The Company Shareholders are aware that the Merger Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about IPC.

     1.5 Restrictive Legend. All certificates representing the Merger Shares shall contain the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE, INCLUDING CERTAIN VOTING AND TRANSFER RIGHTS WITH RESPECT THERETO, ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST __, 2003, AMONG IRVINE PACIFIC CORPORATION, IPC MERGER SUB, INC., HOLLYWOOD PREVIEWS, INC. AND KANONA MOEAI, JR., A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER. FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT OR AN EXEMPTION THERE FROM."

     2.10 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the "Closing") shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067, or at such other location as the parties may agree at 11:00 a.m., Pacific Time on the agreed by the Parties hereto (the "Closing Date"), it being understood and agreed that the closing shall be deemed to occur simultaneously with the execution of this Agreement.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to IPC that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

     3.1 Organization and Qualification. The Company and each of its Subsidiaries, collectively referred to herein as the Company, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

     3.2 Capitalization.

           (a) The authorized, issued and outstanding capital stock and other ownership interests of the Company consists of shares of 100,000,000 shares of common stock, no par value of which 49,348,333 shares were outstanding as of the close of business on the Closing Date, and 5,000,000 shares of Preferred Stock, no par value per share (the "Preferred Stock"), of which no shares will be outstanding as of the close of business on the Closing Date. All of the outstanding Company Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.

           (b) Schedule 3.2(b)(i) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively "Options").

           (c) All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

     3.3 Authority and Validity. The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of the Company Shareholders as contemplated by Section 6.6 and to receipt of any consents, approvals, authorizations or other matters referred to in Sections 6.4 and 6.5). The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Company Shareholders as contemplated by Section 6.6). This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the IPC Parties and approval by the Company Shareholders) is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than the IPC Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the IPC Parties, the Collateral Documents will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

    3.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock by reason of the terms of (i) the articles of incorporation, by-laws or other charter or organizational document of the Company or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company is a party or by or to which the Company, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Company or (iv) any Permit of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

     3.5 Consents and Approvals. Except for requirements described in Sections
6.4 and 6.5, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Collateral Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

     3.6 Intellectual Property. To the knowledge of the Company, the

Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Company Business without the payment of any royalty or similar payment.

     3.7 Compliance with Legal Requirements. The Company has operated the Company Business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     3.8 Financial Statements. The Company has provided IPC with an unaudited balance sheet of the Company as of June 30, 2003 and a statement of operations and cash flow for the six months then ended. Such financial statements ("Company Financial Statements") present fairly in all material respects the financial condition of the Company and its results of operations as of the date and for the period indicated subject to year-end adjustments based on the Company's outside auditors' review of such Financial Statements.

     3.9 Ordinary Course. The Company conducted its business, marketed its real property and equipment and kept its books of accounts, records and files, substantially in the same manner as previously conducted.

     3.10 Litigation. Except as set forth on Schedule 3.10, as of the date of this Agreement (i) there are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets; (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company's knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     3.11 Taxes. The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on the Company.

     3.12 Books and Records. The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects. All accounts receivable and inventory of the Company Business are reflected properly on such books and records in all material respects.

     3.13 Brokers or Finders. Except as set forth on Item 3.13 of the Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

     3.14 Proxies. Company management holds, or prior to the Closing will hold, irrevocable proxies from the Company Shareholders adequate to ensure Company Shareholder approval of the Merger as required by applicable law.

     3.15 Disclosure. No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE IPC PARTIES

     Each of the IPC Parties, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

     4.1 Organization and Qualification. Each of IPC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Colorado and California, respectively. Each of IPC and Merger Sub has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Both IPC and Merger Sub are duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on IPC or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the IPC Parties to perform their obligations under this Agreement or any of the Collateral Documents.

     4.2 Capitalization.

           (a) As of the date hereof, the authorized capital stock of IPC consists of 500,000,00,000 shares of common stock $0.001 par value of which there are 11,527,546 shares outstanding and 20,000,000 shares of Preferred Stock $0.001 par value, of which there are no shares outstanding. The shares of IPC Common Stock included in the Merger Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

           (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock no par value of which there are 100 shares outstanding. Each outstanding share of Merger Sub is duly authorized, validly issued and outstanding and will be fully paid and nonassessable and are owned by IPC.

           (c) Schedule 4.2(c) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require IPC or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

           (d) All of the issued and outstanding shares of IPC Capital Stock, and all outstanding ownership interests of each of IPC's Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

      4.3 Authority and Validity. Each IPC Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents.

The execution and delivery by each IPC Party of, the performance by each IPC Party of its respective obligations under, and the consummation by the IPC Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each IPC Party. This Agreement has been duly executed and delivered by each of the IPC Parties and (assuming due execution and delivery by the Company) is the legal, valid and binding obligation of each IPC Party, enforceable against each of them in accordance with its terms. Upon the execution and delivery by each of the IPC Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

      4.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the IPC Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any IPC Party under, or result in the creation or imposition of any Encumbrance upon the property of IPC or Merger Sub by reason of the terms of (i) the articles of incorporation, by-laws or other charter or organizational document of any IPC Party, (ii) any contract, agreement, lease, indenture or other instrument to which any IPC Party is a party or by or to which any IPC Party or their property may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to any IPC Party or (iv) any Permit of IPC or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on IPC or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any IPC Party to perform its obligations hereunder or thereunder.


     4.5 Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any IPC Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on IPC or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the IPC Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     4.6 Compliance with Legal Requirements. IPC and its Subsidiaries have operated IPC Business in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to IPC and its Subsidiaries, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on IPC or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     4.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to IPC, any of its Subsidiaries, or their business or assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any IPC Party, threatened that, if adversely determined, would have a Material Adverse Effect on IPC or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     4.8 Ordinary Course. Since the date of the balance sheet included in the most recent IPC Securities Filings filed through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving IPC or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on IPC.

     4.9 Assets and Liabilities. As of the date of this Agreement, neither IPC nor any of its Subsidiaries has any Assets or Liability, except for the (i) Assets and Liabilities disclosed on Schedule 4.9 and (ii) Liabilities incurred in connection with this Agreement.

     4.10 Taxes. IPC has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on IPC.

     4.11 Books and Records. The books and records of IPC and its Subsidiaries accurately and fairly represent the IPC Business and its results of operations in all material respects. All accounts receivable and inventory of the IPC Business are reflected properly on such books and records in all material respects.

     4.12 Environmental Matters. Neither IPC nor any of the IPC Subsidiaries has violated any Environmental Laws, lacks any permits, licenses or other approvals required of them under applicable Environmental Laws or is violating any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect on IPC.

     4.13 Financial and Other Information.

           (a) The historical financial statements (including the notes thereto) contained (or incorporated by reference) in the IPC Securities Filings have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of IPC and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

           (b) To the knowledge of current management, the IPC Securities Filings did not, as of their filing dates, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

     4.14 Trading. No order suspending the sale or ceasing the trading or quotation of the IPC Common Stock on the Pink Sheets has been issued by any court, securities commission or regulatory authority in the United States, and no proceedings for such purpose are pending or, to the knowledge of IPC, after reasonable inquiry, threatened.

     4.15 Brokers or Finders. No broker or finder has acted directly or indirectly for IPC, any IPC Party or any of their Affiliates in connection with the transactions contemplated by this Agreement, and neither IPC, any IPC Party nor any of their Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

     4.16 Disclosure. No representation or warranty of IPC in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by IPC pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     4.17 Filings. To the knowledge of current management, IPC has made all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, required to be made and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

     Between the date of this Agreement and the Closing Date:

     5.1 Additional Information. The Company shall provide to IPC and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as IPC or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable IPC and its Representatives to review, inspect and audit the Company Assets, the Company Business and Liabilities of the Company and discuss them with the Company's officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that IPC may conduct of the Company, the Company Business, the Company Assets and the Liabilities of the Company, the IPC Parties may fully rely on the Company's warranties, covenants and indemnities set forth in this Agreement.

     5.2 Continuity and Maintenance of Operations. The Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to promote the financial success of the Company Business and promptly notify IPC of any material adverse change in the condition (financial or otherwise) of the Company Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify IPC of any material adverse change in such relationships.

     5.3 Consents and Approvals. As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Collateral Documents.

     5.4 Consents of the Company Shareholders. Promptly after the date hereof, the Company will take all action necessary in accordance with its Articles of Incorporation and by-laws to solicit consents from the Company's shareholders for the adoption and approval of this Agreement and approval of the Merger. The Company will use its reasonable efforts to solicit from its shareholders consents in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the consent of its shareholders required by the CCC to obtain such approvals.

     5.5 Notification of Certain Matters. The Company shall promptly notify IPC of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to IPC pursuant to this Agreement or the existence or occurrence of which would cause any of the Company's representations or warranties under this Agreement not to be correct and/or complete. The Company shall give prompt written notice to IPC of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

    5.6 Company Disclosure Schedule. The Company shall, from time to time prior to Closing, supplement the Company Disclosure Statement with additional information that, if existing or known to it on the date of delivery to the IPC Parties, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the IPC Parties in ARTICLE VII, the Company Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement by written supplements delivered prior to Closing by the Company that (i) are accepted in writing by IPC, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

    5.7 State Statutes. The Company and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
                          COVENANTS OF THE IPC PARTIES

     Between the date of this Agreement and the Closing Date,

     6.1 Additional Information. IPC shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to IPC and its Subsidiaries, the IPC Business and the IPC Assets and the Liabilities of IPC and its Subsidiaries, as the Company or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable the Company and its Representatives to review and inspect the IPC Assets, the IPC Business and the Liabilities of IPC and its Subsidiaries and discuss them with the Company's officers, employees, independent accountants and counsel. Notwithstanding any investigation that the Company may conduct of IPC and its Subsidiaries, the IPC Business, the IPC Assets and the Liabilities of IPC and its Subsidiaries, the Company may fully rely on the IPC Parties' warranties, covenants and indemnities set forth in this Agreement.

     6.2 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, IPC will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

     6.3 Continuity and Maintenance of Operations. IPC shall promptly notify the Company of any material adverse change in the condition (financial or otherwise) of IPC.

     6.4 Consents and Approvals. As soon as practicable after execution of this Agreement, the IPC Parties shall use their commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by any of the IPC Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents.

     6.5 Notification of Certain Matters. IPC shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause any IPC Party to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause any of the IPC Parties' representations or warranties under this Agreement not to be correct and/or complete. The IPC Parties shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

     6.6 IPC Disclosure Schedule. The IPC Parties shall, from time to time prior to Closing, supplement the IPC Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Company in ARTICLE VIII, the IPC Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of delivery to the Company and (b) information added to the IPC Disclosure Statement by written supplements delivered prior to Closing by the IPC Parties that (i) are accepted in writing by the Company or
(ii) reflect actions taken or events occurring after the date hereof and prior to Closing.

     6.7 Securities Filings. IPC will timely file all reports and other documents relating to the operation of IPC prior to June 30, 2003, required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

     6.8 Election to IPC's Board of Directors. At the Effective Time of the Merger, IPC shall promptly secure the resignation of present directors in order to cause the nominees of the Company, Messers. David MacEachern, Scott Kapp and Franklin Unruh, to be appointed to IPC's board of directors and, subject to fiduciary obligations under applicable law.

                                   ARTICLE VII
             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE IPC PARTIES

     All obligations of the IPC Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the IPC Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

     7.1 Accuracy of Representations. All representations and warranties of the Company contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Company shall have delivered to IPC and Merger Sub a certificate dated the Closing Date to the foregoing effect.

    7.2 Covenants. The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to IPC and Merger Sub a certificate dated the Closing Date to the foregoing effect.

    7.3 Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

    7.4 Delivery of Documents. The Company shall have delivered, or caused to be delivered, to IPC and Merger Sub the following documents:

                (i) Certified copies of the Company's articles of incorporation and by-laws and certified resolutions of the board of directors and Shareholders of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

                (ii) Such other documents and instruments as IPC may reasonably request: (A) to evidence the accuracy of the Company's representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

     7.5 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole.

     7.6 Consulting Agreement. IPC shall have entered into a consulting agreement with Kirch Consulting Corp. to be effective as of the Effective Date in form and substance satisfactory to Kirch Consulting Corp. and the Company.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

      All obligations of the Company under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

     8.1 Accuracy of Representations. All representations and warranties of the IPC Parties contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of the IPC Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The IPC Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

     8.2 Covenants. The IPC Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the IPC Parties at or prior to Closing. The IPC Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

     8.3 Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

     8.4 Delivery of Documents. The IPC Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

                (i) Certified copies of the articles of incorporation and by-laws of IPC and certified resolutions by the board of directors authorizing the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

                (ii) Such other documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of the IPC Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the IPC Parties of, or the compliance by the IPC Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the IPC Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

                (iii) Letters of resignation from IPC's current officers and directors to be effective upon the Closing.

                (iv) Board resolutions from IPC's current directors appointing designees of the Company to IPC's board of directors.

     8.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of IPC and its Subsidiaries taken as a whole.

     8.6 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on IPC.

     8.7 No Assets & Liabilities. IPC and its Subsidiaries shall have no assets or liabilities.

     8.8 Lock-Up Agreement/Transfer Agent's Consent. Sussux Financial Group LTD, as the holder of 1,600,000 shares of IPC Common Stock, prior to the Effective Time shall have executed a Lock-Up Agreement in the form attached hereto as Exhibit A. The transfer agent for IPC shall deliver a written consent in the form acceptable to Company setting forth its consent to notify the Company upon the removal of stop transfer instructions related to the shares subject to the Lock-Up Agreement.

     8.9   Pink Sheet Listing.  The IPC Common Stock shall be quoted on Pink
Sheets.

     8.10 Exchange Act Requirements. The Company shall have complied with the provisions of Rule 14f-1 of the Exchange Act, if necessary.

     8.11 Instructions Regarding Cancellation of Shares. Shareholder shall have delivered to the Company an irrevocable letter of instruction and all such other necessary documentation required for the cancellation of 11,000,000 IPC Common Stock in form and substance reasonably satisfactory to the Company.

     8.12   Conversion.  The Conversion shall have taken place.

     8.13 Expenses. Shareholder shall have paid or arranged for the payment of all of the costs and expenses of the IPC Parties associated with this Agreement and the transaction contemplated hereby.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Indemnification by the Company. The Company shall, prior to (but not after) the Closing, indemnify, defend and hold harmless (i) IPC, (ii) each of IPC's assigns and successors in interest to the Company Shares, and (iii) each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement.

    9.2 Indemnification by the IPC Parties. The IPC Parties shall indemnify, defend and hold harmless the Company and each of the Company Shareholders from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the IPC Parties contained in this Agreement.

    9.3 Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

    9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. In this regard, Loeb & Loeb LLP is hereby approved by IPC as counsel to the Company (in its capacity as the Indemnifying Party). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

                                    ARTICLE X
                                   TERMINATION

     10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

           (a) by mutual written agreement of IPC and the Company hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

           (b) by either the Company or IPC upon notification to the non-terminating party by the terminating party:

                 (i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in Sections 7.1, 7.2, 8.1 or 8.2 will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the date specified in Section 10.1(b)(i), then, for so long as the non-terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 10.1(b)(i);

                (ii) if the Closing has not transpired on or before August 30, 2003.

                (iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final and nonappealable; or

     10.2 Effect of Termination. If this Agreement is validly terminated by either the Company or IPC pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Company Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

     11.2 Publicity. The initial press release shall be a joint press release and thereafter the Company and IPC each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

     11.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

           (a)  If to the IPC Parties or the Surviving Corporation, to:

            IPC, Inc.

                3851 South Eagle Point Drive
                Salt Lake City, Utah 84109
                Attention: Kanona Moeai, Jr.

            If to the Company to:

                1721 Twenty First Street
                Santa Monica, California 90404
                Attention:  Kelly Konzelman
                Facsimile No.  (310) 453-6120

            With a copy to:

                Loeb & Loeb LLP
                10100 Santa Monica Blvd., Suite 2200
                Los Angeles, California 90067-4164
                Attention:  David L. Ficksman, Esq.
                Facsimile No.  (310) 282-2192

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

     11.4 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

     11.5 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

     11.6 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of California).

     11.7 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

     11.8 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

     11.9 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.11 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Statement, the IPC Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

     11.12 Expenses. Each party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement. 10.13Survival of Representations and Covenants. Notwithstanding any right of the IPC Parties fully to investigate the affairs of the Company and notwithstanding any Knowledge of facts determined or determinable by the IPC Parties pursuant to such investigation or right of investigation, the IPC Parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement. Each representation, warranty, covenant and agreement of the Company contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, IPC has delivered to the Company Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement.


     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
Irvine Pacific Corporation, a Colorado corporation

                            By:    /s/ Kanona Moeai
                                   -------------------------------------------
                            Name:  Kanona Moeai, Jr.

                            IPC Merger Sub, Inc., a California corporation
                            By: :  /s/ Kanona Moeai
                                   -------------------------------------------
                            Name:  Kanona Moeai, Jr.

                            Hollywood Previews, Inc., a California corporation
                            By:    /s/ David MacEachern
                                   -------------------------------------------
                            Name:  David MacEachern
                            Title: Chief Executive Officer

                                                                       EXHIBIT A

                        [Form of Lock-Up]

                                                             _____________, 2003
[Shareholder]

     Re:     Lock-Up Agreement

Dear Sir or Madam:

     Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 18, 2003, among Irvine Pacific Corp., a Colorado corporation ("IPC"), IPC Merger Sub, Inc. ("Merger Sub"), a California corporation, Kanona Moeai, Jr. and Hollywood Previews, Inc., a California corporation (the "Company"), pursuant to which Merger Sub will merge with and into the Company (the "Merger").

     The Company has determined that the prospect of sales of the IPC's common stock ("Common Stock"), held by the undersigned shareholders (each a "Shareholder" and collectively, the "Shareholders') within eighteen months after the Merger could be detrimental to the Company. The Company has requested that, except as set forth herein, the Shareholders agree not to sell certain shares of Common Stock until the expiration of a period ending eighteen months after the date hereof.

     The Shareholders recognize that it is in the best financial interests of the Shareholders, as holders of IPC Common Stock, that IPC complete the Merger.

     The undersigned further recognizes that the Shareholders' Common Stock is, or may be, subject to certain restrictions on its transferability, including those imposed by the federal securities laws. Notwithstanding these restrictions, the Shareholders have agreed to enter into this letter agreement to further assure certain of the shares of the Company's Common Stock, now held by the Shareholders, will not enter the public market. The Shareholders, therefore, hereby acknowledge and agree that the Shareholders will not, directly or indirectly, without the prior written consent of the IPC, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose (collectively, a "Disposition") of the shares of Common Stock set forth on Schedule A attached hereto (the "Lock-Up Shares"), for a period of eighteen months from the date hereof (the "Lock-Up Period"). The foregoing restriction is expressly agreed to preclude, among other Dispositions, the holder of Lock-Up Shares from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.

     Notwithstanding the foregoing, the Shareholders may transfer the Lock-Up Shares (i) as a bona fide gift or gifts, (ii) as a distribution to limited partners or shareholders of such person; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this letter agreement, (iii) beginning on the six month anniversary of the date hereof, no more than 12,500 Lock-Up Shares per week (without any right of carryforward or carryback ), or (iv) at such time as the shares of Common Stock are traded on the NASDAQ Stock Market and have a 30-day average daily trading volume of at least 250,000 shares. In the event that more than one Shareholder desires to sell Lock-Up Shares in any week so that the aggregate number of shares is in excess of 12,500, in the absence of an agreement among such Shareholders, the allocation shall be on a pro rata basis. If, however, an Event of Default, as defined in the Financial Consulting Services Agreement, dated as of August __, 2003, (the "Consulting Agreement") among IPC, the Company and Kirch Consulting Corp., occurs and is continuing for thirty (30) days, by notice in writing to the Company, the Shareholder shall be allowed to double, in the aggregate, the amount of shares that may be sold pursuant to subsections (iii) and (iv) of this paragraph. Should an Event of Default continue for more than ninety days, this Lock-Up Agreement shall be null and void, and the Shareholders shall not be bound to the provisions hereof.

     Any transferor transferring pursuant to subsections (i) or (ii) above shall notify the Company in writing prior to the transfer. There shall be no further transfer of such Lock-Up Shares except in accordance with this letter agreement.

     The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of any Lock-Up Shares. In connection therewith, the transfer agent shall be given written instructions from the Company authorizing the weekly release of 12,500 shares of stock in this lock-up agreement without any further authorization required from the Company, provided, however, if an Event of Default, as defined in the Consulting Agreement, has occurred, the transfer agent shall be notified in writing of the total number shares which may be sold until the Event of Default is cured. Further, the transfer agent shall deliver a consent in writing to the Company, confirming its obligation to notify the Company in writing upon each removal of the stop transfer instructions. Executed as an instrument under seal this ___ day of ________________, 2003.

                              Very truly yours,

                              Securityholder
                              By:________________________
                                 Signature of Securityholder

                              ________________________________________________
                              Name of Co-Securityholder, if applicable
                              (please print)

                              By:_____________________________________________
                                 Signature of Co-Securityholder, if applicable